Exhibit 4.5

EXHIBIT K TO CREDIT AGREEMENT

ACCESS, USE AND INTERCREDITOR AGREEMENT

ACCESS, USE AND INTERCREDITOR AGREEMENT (the “Agreement”), dated as of February 11, 2005, by and among Citicorp USA, Inc., as administrative agent (in such capacity and together with its successors and assigns in such capacity, the “Administrative Agent”) for the Revolving Secured Parties (as defined below) under the Credit Agreement (as defined below), Citibank N.A., London Branch, as security trustee for the Revolving Secured Parties (the “RSP Security Trustee” and together with the Administrative Agent the “RSP Security Representatives” and each a “RSP Security Representative”) The Bank of New York, as trustee (in such capacity and together with its successors and assigns in such capacity, the “Trustee”), pursuant to the First Mortgage Notes Indenture (as defined below) for First Mortgage Secured Parties (as defined below), The Bank of New York, London Branch, as security trustee for the First Mortgage Secured Parties (the “FMN Security Trustee” and together with the Trustee the “FMN Security Representatives” and each a “FMN Security Representative”). Each of Constar International Inc. (“Constar”) and each of the subsidiaries of Constar named on the signature pages hereto (collectively, with Constar, the “Obligors”) acknowledge this Agreement and agree to be bound by the terms hereof.

W I T N E S S E T H :

WHEREAS, Constar has entered into the Credit Agreement, dated as of February 11, 2005 (as amended, amended and restated, supplemented, otherwise modified, extended, refinanced, refunded, renewed or replaced from time to time, the “Credit Agreement”), with the lenders and issuers named therein and the Administrative Agent, pursuant to which the Revolving Credit Lenders (as defined below) have agreed to make loans and to provide other financial accommodations to Constar for the purposes and upon the terms and subject to the conditions set forth therein;

WHEREAS, each of Constar and the other Obligors has granted a security interest (or comparable interest) to the Administrative Agent and the RSP Security Trustee for the benefit of the Revolving Secured Parties (as defined below) in the Revolving Collateral (as defined below) to secure the repayment of the Revolving Secured Obligations (as defined below);

WHEREAS, each of Constar and the other Obligors has entered into an Indenture dated as of February 11, 2005 (as amended, supplemented or otherwise modified from time to time, the “First Mortgage Notes Indenture”) pursuant to which Constar has issued LIBOR plus 3.375% notes due 2012 in the original principal amount of $220,000,000 (the “First Mortgage Notes”);

WHEREAS, each of Constar and the other Obligors have granted a security interest (or comparable interest) to the Trustee and the FMN Security Trustee for the benefit of the First Mortgage Secured Parties (as defined below), in the First Mortgage Collateral (as defined below) to secure the repayment of the First Mortgage Secured Obligations (as defined below);

WHEREAS, each RSP Security Representative, for itself and on behalf and for the benefit of the Revolving Secured Parties, and each FMN Security Representative, for itself and on and on behalf and for the benefit of the First Mortgage Secured Parties (each of the RSP Security Representatives and each of the FMN Security Representatives, in such capacity, a “Secured Party,” and, collectively, the “Secured Parties”) are entering into this Agreement in order to acknowledge the respective security interests of the Secured Parties with respect to certain property of Constar and the other Obligors and to clarify the RSP Security Representatives’ rights of access to and use of the First Mortgage Collateral;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

1. DEFINED TERMS.

“Account” has the meaning specified in the UCC.

“Adequate Protection” means “adequate protection” under Sections 361, 362, 363 or 364 of the Bankruptcy Code.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Agreement” has the meaning specified in the preamble hereto.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Bankruptcy Law” means the Bankruptcy Code, the Insolvency Acts, or any federal, state or foreign law for the relief of debtors or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshalling of the assets and liabilities of any Obligor or any similar law relating to or affecting the enforcement of creditors’ rights generally.

“Chattel Paper” has the meaning specified in the UCC.

“Collateral” means, collectively, the Revolving Collateral and the First Mortgage Collateral.

“Commercial Tort Claim” has the meaning specified in the UCC.

“Companies Act” means the Companies Act 1985 of England and Wales.

“Constar” has the meaning specified in the preamble hereto.

“Constar UK” means Constar International U.K. Limited, a corporation organized under the laws of England and Wales.

“Copyright Licenses” means any written agreement naming any Obligor as licensor or licensee granting any right under any Copyright, including the grant of any right to copy, publicly perform, create derivative works, manufacture, distribute, exploit or sell materials derived from any Copyright.

“Copyrights” means (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any foreign counterparts thereof, and (b) the right to obtain all renewals thereof.

“Deposit Account” has the meaning specified in the UCC.

“Documents” has the meaning specified in the UCC.

“Equipment” has the meaning specified in the UCC.

“First Mortgage Collateral” means all of the real property, equipment, fixed assets and other property described on Schedule 1 hereto in or upon which the Trustee or the FMN Security Trustee, for the benefit of the First Mortgage Secured Parties, has a Lien. Notwithstanding the foregoing, “First Mortgage Collateral” does not include any Revolving Collateral.

“First Mortgage Documents” means the First Mortgage Notes Indenture and the First Mortgage Notes, each other agreement listed on Schedule 2 and each certificate, instrument, agreement or document executed by an Obligor and delivered to the First Mortgage Secured Parties in connection with or pursuant thereto and any and all future agreements, documents and/or instruments evidencing, documenting, securing or otherwise relating to all or any portion of the First Mortgage Secured Obligations, including any documents, instruments or agreements evidencing or securing the amendment, supplement, or other modification thereof.

“First Mortgage Notes” has the meaning specified in the recitals hereto.

“First Mortgage Notes Indenture” has the meaning specified in the recitals hereto.

“First Mortgage Noteholders” means the holders of the First Mortgage Notes.

“First Mortgage Secured Obligations” means all obligations of the Obligors from time to time arising under or in respect of the First Mortgage Documents (including, without limitation, the obligations to pay principal, interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in the First Mortgage Documents). “First Mortgage Secured Obligations” includes all interest accrued or accruing (or which would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) after the commencement of an Insolvency or Liquidation Proceeding in accordance with and at the rate specified in the First Mortgage Notes Indenture whether or not the claim for such interest is allowed as a claim against any Obligor in such Insolvency or Liquidation Proceeding.

“First Mortgage Secured Parties” means the Trustee, the FMN Security Trustee and the First Mortgage Noteholders.

“Fixtures” has the meaning specified in the UCC.

“General Intangible” has the meaning specified in the UCC.

“Incremental Access Costs” means those reasonable costs that are directly attributable to the Revolving Secured Parties use of the First Mortgage Collateral in excess of any such costs that the First Mortgage Secured Parties would have incurred in the prudent or customary preservation of the First Mortgage Collateral whether or not the Revolving Secured Parties had so used the First Mortgage Collateral.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Obligor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Obligor or with respect to any of their respective assets, (c) any voluntary or involuntary liquidation, dissolution, reorganization or winding up of any Obligor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any voluntary or involuntary assignment to or for the benefit of creditors or any other marshaling of assets and liabilities of any Obligor.

“Insolvency Acts” means the Insolvency Acts 1986 and 2000, as amended and in effect from time to time, of the United Kingdom.

“Intellectual Property” means Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses, and all other rights under any of the foregoing.

“Instrument” has the meaning specified in the UCC.

“Investment Property” has the meaning specified in the UCC.

“IP License” has the meaning specified in Section 5(a) hereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge (whether fixed or floating), deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a capital lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC, the Companies Act or comparable law of any jurisdiction naming the owner of the relevant asset as debtor.

“Letter of Credit Rights” has the meaning specified in the UCC.

“Obligors” has the meaning specified in the preamble hereto.

“paid in full” and “payment in full” means (a) with respect to any and all Revolving Secured Obligations, (i) in the case of obligations other than obligations in respect of letters of credit, payment in full thereof in cash (or otherwise to the written satisfaction of the Revolving Secured Parties), (ii) in the case of any outstanding letter of credit under the Credit Agreement, receipt of cash collateral (or a backstop letter of credit in respect thereof on terms acceptable to the applicable issuer and on terms and from an issuer acceptable to the Administrative Agent) in an amount equal to 105% of the amount available to be drawn under such letters of credit, and (iii) termination of the Revolving Credit Commitments (as defined in the Credit Agreement) and all other obligations of the Revolving Secured Parties under the Revolving Loan Documents, and (b) with respect to any and all First Mortgage Secured Obligations, payment in full thereof in cash (or otherwise to the written satisfaction of the First Mortgage Secured Parties).

“Patents” means (a) all letters patent of the United States, any other country or any political subdivision thereof and all reissues and extensions thereof, (b) all applications for letters patent of the United States or any other country and all divisionals, continuations and continuations-in-part thereof and (c) all rights to obtain any reissues, continuations or continuations-in-part of the foregoing.

“Patent License” means all agreements, whether written or oral, providing for the grant by or to any Obligor of any right to manufacture, have manufactured, use, import, sell or offer for sale any invention covered in whole or in part by a Patent.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or any nation, sovereign or government, any state or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange.

“Proceeds” has the meaning specified in the UCC.

“Representative” means any of the FMN Security Representatives or any of the RSP Security Representatives, and “Representatives” means all of the FMN Security Representatives and all of the RSP Security Representatives, collectively.

“Revolving Collateral” means all of the property described on Schedule 3 hereto in or upon which the Administrative Agent or the RSP Security Trustee for the benefit of the Revolving Secured Parties has a Lien.

“Revolving Credit Lenders” means the Lenders under and as defined in the Credit Agreement.

“Revolving Intellectual Property” means Intellectual Property that is Revolving Collateral.

“Revolving Loan Documents” means the “Loan Documents” as such term is used in and defined under the Revolving Agreement.

“Revolving Secured Obligations” (a) the “Obligations” as defined in and used under the Credit Agreement, all extensions of credit under any financing under section 364 of the Bankruptcy Code and any arrangement for use of cash collateral under section 363 of the Bankruptcy Code (the terms of which are consented to in writing by the Revolving Agent in its capacity as such) in each case under this clause (a), and (b) all other obligations owing to a Revolving Secured Party under the Credit Agreement and the other Revolving Loan Documents, including, without limitation, obligations under Hedging Contracts (as used in and defined under the Credit Agreement) and Cash Management Obligations (occurred as used in or defined under or Credit Agreement). “Revolving Secured Obligations” shall include all interest accrued or accruing (or which would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) after the commencement of an Insolvency or Liquidation Proceeding in accordance with and at the rate specified in the Credit Agreement whether or not the claim for such interest is allowed as a claim against any Obligor in such Insolvency or Liquidation Proceeding.

“Revolving Secured Parties” means the Secured Parties as such term is used in and defined under the Credit Agreement.

“Secured Party” and “Secured Parties” has the meaning specified in the recitals hereto.

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to any Obligor of any right to use any Trademark.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and, in each case, all goodwill associated therewith, whether now existing or hereafter adopted or acquired, all registrations and recordings thereof and all applications in connection therewith, in each case whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (b) the right to obtain all renewals thereof.

“Trustee” has the meaning specified in the preamble hereto.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

2. SECURITY INTERESTS. Irrespective of (a) the time, order, manner or method of creation, attachment or perfection of the respective Liens granted to a RSP Security Representative or a FMN Security Representative in or on any or all of the property or assets of the Obligors, (b) the time or manner of the filing of their respective financing statements (whether filed under the UCC or the Companies Act), (c) whether a RSP Security Representative or a FMN Security Representative or any bailee or agent thereof holds possession of any or all of the property or assets of the Obligors, (d) the dating, execution or delivery of any agreement, document or instrument granting a FMN Security Representative or a RSP Security Representative a Lien in or on any or all of the property or assets of the Obligors, (e) the giving or failure to give notice of the acquisition or expected acquisition of any purchase money or other Liens and (f) any provision of the UCC, the Companies Act or any other applicable law to the contrary, the RSP Security Representative and the FMN Security Representative hereby acknowledge and agree that:

(i) the FMN Security Representatives have a Lien in the First Mortgage Collateral and neither the RSP Security Representatives nor any Revolving Secured Party has a Lien (whether direct or by assignment of an intercompany promissory note) in any of the First Mortgage Collateral; and

(ii) the RSP Security Representatives have a Lien in the Revolving Collateral and neither the FMN Security Representatives nor any First Mortgage Secured Party has a Lien (whether direct or by assignment of an intercompany promissory note) in any of the Revolving Collateral.

For purposes of the foregoing, any claim of a right of set-off shall be treated in all respects as a Lien and no claimed right of setoff shall be asserted to defeat or diminish the rights or interests provided for herein.

3. NOTICES OF DEFAULT, FORECLOSURE, ETC.

(a) Each Secured Party agrees to furnish to the other Secured Parties (at the same time it is sent to Constar or any other Obligor) a copy of each notice of an event of default, acceleration, demand or foreclosure as such Secured Party giving the notice shall send to Constar or any other Obligor, and further agrees that in each case such notice shall be given in accordance with Section 19 hereof; provided, however, that the failure to give any such notice to the other Secured Parties shall not affect the effectiveness of any notice given to Constar or any other Obligor or the validity of this Agreement. The receipt of such notice shall not give the recipient any obligation to cure any default.

(b) Each FMN Security Representative agrees that, not less than 10 days prior to the exercise of any of its foreclosure and collection rights or remedies with respect to any of the First Mortgage Collateral, it shall give the RSP Security Representatives written notice thereof; provided, however, that the failure to give such notice shall not affect the validity of this Agreement. The receipt of such notice shall not give the recipient any obligation to cure any default.

4. ACCESS TO PREMISES.

(a) In the event that the First Mortgage Secured Parties shall acquire title to, or possession or control of, any of the First Mortgage Collateral, each FMN Security Representative agrees that if an Event of Default (as defined in the Credit Agreement) has occurred and is continuing and, as a result, a RSP Security Representative undertakes to enforce its rights in the Revolving Collateral under the Revolving Loan Documents, the FMN Security Representatives will cooperate with the RSP Security Representatives in their efforts to assemble all of the Revolving Collateral located on such First Mortgage Collateral and will permit the RSP Security Representatives (at the sole cost, reasonable expense and liability of the RSP Security Representatives) to enter and use the First Mortgage Collateral, to the extent necessary to complete the manufacture of inventory constituting Revolving Collateral, collect proceeds (including accounts receivable) constituting Revolving Collateral and repossess, remove, sell or otherwise dispose of Revolving Collateral within a reasonable time not to exceed 120 days after the earlier to occur of (i) delivery by the RSP Security Representatives of notice to the FMN Security Representatives of its election to use the First Mortgage Collateral as set forth in this sentence (or in connection with the order of any court or other governmental authority requiring such utilization) or (ii) 5 days following delivery by a FMN Security Representative of notice to the RSP Security Representatives that it has located a bona fide purchaser for all or any portion of the First Mortgage Collateral.

(b) If during the 120 day period described in Section 4(a) above a FMN Security Representative shall locate a bona fide purchaser for any of the First Mortgage Collateral and/or all or a substantial part of any remaining First Mortgage Collateral, as the case may be, at any location, such FMN Security Representative shall send a written notice to the RSP Security Representatives identifying the purchaser and the proposed closing date. Until the expiration of such 120 day period, such FMN Security Representative shall not, however, sell, transfer or otherwise dispose of such First Mortgage Collateral without the consent of the RSP Security Representatives.

(c) If the RSP Security Representatives undertake to enforce their rights or the rights of the Revolving Secured Parties in the Revolving Collateral, the RSP Security Representatives, on their own behalf and on behalf of the Revolving Secured Parties, agree to use proceeds of the Revolving Collateral promptly to repair any damage (other than ordinary wear and tear) to any and all First Mortgage Collateral caused by (i) the entry onto, or use of, such First Mortgage Collateral by the RSP Security Representatives, the Revolving Secured Parties and/or their agents, and/or (ii) the removal by the RSP Security Representatives of all or any portion of the Revolving Collateral from such First Mortgage Collateral, and agree to pay to Trustee all Incremental Access Costs incurred by the First Mortgage Secured Parties on account of utility rates and similar charges and any increase in insurance costs that the First Mortgage Secured Parties are required to pay as a result of such use incurred by the First Mortgage Secured Parties as a result of such access.

(d) Without limiting the foregoing, the FMN Security Representatives, hereby grant to the RSP Security Representatives a non-exclusive license and unconditional right with respect to the First Mortgage Collateral, exercisable from time to time by the Collateral Agent at its option to enter the real property of any Obligor during normal business hours to inspect, remove or take any action with respect to the Revolving Collateral or to enforce the rights of the RSP Security Representatives with respect thereto, including, but not limited to, the examination and removal of Revolving Loan Collateral and the examination and duplication of the books and records of the Obligors or any of them related to the Revolving Loan Collateral or to otherwise handle, deal with or dispose of any Revolving Loan Collateral, including, without limitation, the right to conduct one or more public or private sales or auctions thereon.

5. INTELLECTUAL PROPERTY.

(a) For the purpose of enabling the FMN Security Representatives to enforce any Lien held by either of them upon any of the First Mortgage Collateral and to the extent appropriate, in the good faith opinion of the FMN Security Representatives, to lease, sell, or otherwise dispose of any of the First Mortgage Collateral at such time as such FMN Security Representative shall be lawfully entitled to exercise such rights and remedies, each Obligor grants to the FMN Security Representatives for the benefit of First Mortgage Secured Parties, a nonexclusive license (exercisable without payment of royalty or other compensation to any Obligor) to use, license, or sublicense during the continuance of an Event of Default (as defined in the First Mortgage Notes Indenture) any Intellectual Property now or hereafter owned, or licensed from a third party for use, by any Obligor (except to the extent the terms of any of the licenses, sublicenses or agreements related to the foregoing Intellectual Property prohibit or do not permit such grant of license or do not empower the Obligor to grant such license to such FMN Security Representative), and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof (such license, the “IP License”).

(b) The RSP Security Representatives hereby grants, to the extent that it has rights in the Revolving Intellectual Property Collateral sufficient to make such grant, for the benefit of the First Mortgage Secured Parties, (i) the right to the use of all Revolving Intellectual Property Collateral, to the extent necessary to permit the FMN Security Representatives and the First Mortgage Secured Parties to exercise their rights and remedies relating to the First Mortgage Note Collateral or appropriate to their exercise thereof, and (ii) agrees that its Liens in the Revolving Intellectual Property Collateral shall be subject to the IP License. Furthermore, in connection with any foreclosure sale conducted in foreclosure of any Lien on the Revolving Intellectual Property Collateral, or any part thereof, each of the RSP Security Representatives agrees that (x) any notice required to be given by the RSP Security Representatives in connection with such foreclosure sale shall contain an acknowledgement that such Collateral is subject to the IP License and (y) it shall deliver a copy of this Section 5 to any purchaser at such foreclosure and inform such purchaser that such Collateral is subject to the IP License.

6. TURNOVER OF PROCEEDS OF COLLATERAL.

(a) In the event that any payment or distribution to the First Mortgage Secured Parties (other than as permitted by the terms of the Credit Agreement) is made from any of the Revolving Collateral upon or with respect to any of the First Mortgage Note Obligations prior to the time all of the Revolving Secured Obligations shall have been paid in full, the First Mortgage Secured Parties shall receive and hold the same in trust, for the benefit of the RSP Security Representatives and the Revolving Secured Parties and shall forthwith deliver the same to an RSP Security Representative in precisely the form received (except for the endorsement or assignment of the First Mortgage Secured Parties where necessary) for application against the Revolving Secured Obligations, whether due or not due, and, until so delivered, the same shall be held in trust by the FMN Security Representatives as the property of the RSP Security Representatives, for itself and the Revolving Secured Parties to the extent that the same is required by the Revolving Loan Documents to be applied to the Revolving Secured Obligations.

(b) In the event that any payment or distribution to the RSP Security Representatives is made from any of the First Mortgage Note Collateral upon or with respect to any of the Revolving Secured Obligations prior to the time all of the First Mortgage Note Obligations shall have been paid in full, the RSP Security Representatives shall receive and hold the same in trust, for the benefit of the FMN Security Representatives and the First Mortgage Secured Parties and shall forthwith deliver the same to the FMN Security Representatives in precisely the form received (except for the endorsement or assignment an RSP Security Representative where necessary) for application against the First Mortgage Note Obligations, whether due or not due, and, until so delivered, the same shall be held in trust by the RSP Security Representatives as the property of the FMN Security Representatives for itself and the First Mortgage Secured Parties to the extent that the same is required by the First Mortgage Note Documents to be applied to the First Mortgage Secured Obligations.

7. WAIVER OF CERTAIN RIGHTS.

(a) The FMN Security Representatives hereby waive any and all rights to (i) require the RSP Security Representatives to marshall any property or assets of the Obligors or to resort to any of the property or assets of the Obligors in any particular order or manner and/or (ii) bring any action to contest the validity, legality, enforceability, perfection, priority or avoidability of any of the Revolving Secured Obligations, any of the Revolving Loan Documents or any of the Liens of the RSP Security Representatives in or on any of the Revolving Collateral.

(b) The RSP Security Representatives hereby waive any and all rights to (i) require the First Mortgage Secured Parties to marshall any property or assets of the Obligors or to resort to any of the property or assets of the Obligors in any particular order or manner, and/or (ii) bring any action to contest the validity, legality, enforceability, perfection, priority or avoidability of any of the First Mortgage Note Obligations, any of the Senior Secured Note Documents or any of the Liens of the First Mortgage Secured Parties in or on any of the First Mortgage Note Collateral.

8. BAILEE FOR PERFECTION.

Each Representative hereby appoints each other Representative and each Representative agrees to serve, as agent and bailee for each other Representative for the purpose of perfecting their respective Liens on the applicable Collateral. Each Representative hereby agrees that at any time that it has in its possession any Collateral of another Representative, it will hold such Collateral of such other Representative for the benefit of such other Representative. No Representatives shall have any duty to protect or preserve any rights pertaining to any of Collateral held by it other than to use the same degree of care with respect thereto as such Representative uses for similar property pledged to it as collateral for the Indebtedness of others to it, and each Representative hereby waives and releases the other Representatives from all claims and liabilities at any time arising from such role of agent and bailee with respect to the Collateral held by another Representative, so long as such Representative shall use the same degree of care with respect thereto as it uses for similar property pledged to it as collateral for the Indebtedness of others to it.

9. BANKRUPTCY ISSUES.

This Agreement shall continue in full force and effect after the commencement of any Insolvency or Liquidation Proceeding with respect to any Obligor under any Bankruptcy Law and all converted or succeeding cases in respect thereof (all references herein to any Obligor being deemed to apply to such Obligor as a debtor-in-possession, and any receiver or administrator or a trustee for such Obligor), and shall apply with full force and effect with respect to all Revolving Collateral and First Mortgage Collateral acquired by any Obligor, and to all Revolving Secured Obligations and the First Mortgage Obligations incurred by any Obligor, subsequent to the commencement of such Insolvency or Liquidation Proceeding. No objection will be raised by the First Mortgage Secured Parties to a motion by the RSP Security Representatives for relief from automatic stay in any such proceeding to foreclose on, sell or otherwise realize upon the Revolving Collateral, and no objection will be raised by the Revolving Secured Parties to a motion by the FMN Security Representatives for relief from automatic stay in any such proceeding to foreclose on, sell or otherwise realize upon the First Mortgage Collateral. In any Insolvency or Liquidation Proceeding of any Obligor, the RSP Security Representatives may (but need not) permit such Obligor to use the RSP Security Representatives’ cash collateral pursuant to section 363 of the Bankruptcy Code (the “Cash Collateral Use”). In that event, the FMN Security Representatives hereby agree that none of them will raise any objection to such Cash Collateral Use, but only to the extent such Cash Collateral Use is limited to proceeds of the Revolving Collateral.

10. INSURANCE.

(a) Each of the RSP Security Representatives, on the one hand, and the FMN Security Representatives, on the other hand, shall have the sole and exclusive right at any time when an event of default has occurred and is continuing under the Revolving Loan Documents or the First Mortgage Notes Documents, each as against the other, to adjust settlement of such insurance policy in the event of any loss to its Collateral and to exercise the rights provided in any security instrument to waive or amend insurance requirements or to give consents relating to the application of any proceeds of insurance, including, without limitation, consents relating to restoration of its Collateral following a casualty.

(b) All proceeds of such policy that are paid to any Secured Party named in the applicable loss payable endorsement, shall be paid over to the extent that such proceeds are readily identifiable as relating to either Revolving Collateral or First Mortgage Collateral to the applicable Representative and disbursed in accordance with the applicable provisions of the relevant Revolving Loan Documents or First Mortgage Documents, as the case may be. In the event that the proceeds of any policy of insurance are not readily identifiable as relating to either the Revolving Collateral or the First Mortgage Collateral, such proceeds shall be deemed to be proceeds of Revolving Collateral and First Mortgage Collateral ratably in accordance with the book value of the Revolving First Collateral and the First Mortgage Collateral having suffered casualty or loss.

11. TERM. This Agreement shall remain in full force and effect until all of the First Mortgage Obligations shall have been paid in full or all of the Revolving Secured Obligations shall have been paid in full except as provided in this Section 11. In connection with any assignment or transfer of any or all of the rights of the RSP Security Representatives or any refinancing of the Credit Agreement, or in the event that the Credit Agreement is paid in full and subsequently replaced with a replacement facility, the FMN Security Representatives agree to execute and deliver an agreement identical to this Agreement (subject to changing names of parties, documents and addresses, and the modification of defined terms and section references, in each case as appropriate) in favor of any such assignee or transferee and, in addition, will execute and deliver an agreement identical to this Agreement (subject to changing names of parties, documents and addresses, as appropriate) in favor of any third Person who succeeds to or refinances, replaces or substitutes for any or all of RSP Security Representatives’ rights whether such successor or replacement financing occurs by transfer, assignment, “takeout” or any other means or vehicle. In connection with any assignment or transfer of any or all of the rights of the FMN Security Representatives, the RSP Security Representatives agree to execute and deliver an agreement identical to this Agreement (subject to changing names of parties, documents and addresses, as appropriate) in favor of any such assignee or transferee and, in addition, will execute and deliver an agreement identical to this Agreement (subject to changing names of parties, documents and addresses, as appropriate) in favor of any third Person who succeeds to or refinances, replaces or substitutes for any or all of the FMN Security Representatives’ rights whether such successor or replacement financing occurs by transfer, assignment, “takeout” or any other means or vehicle. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of such secured obligations is rescinded or must otherwise be returned by any Secured Party, Revolving Lender or First

Mortgage Secured Party upon the occurrence of any Insolvency or Liquidation Proceeding of any Obligor or otherwise, all as though such payment had not been made. This is a continuing agreement and Revolving Secured Parties may continue to extend credit or other financial accommodations and loan monies to or for the benefit of the Obligors or any one of them, on the faith hereof, under the Credit Agreement or otherwise, without notice to the FMN Security Representatives or the First Mortgage Secured Parties.

12. NONAVOIDABILITY AND PERFECTION. The relative priority arrangements set forth in this Agreement are applicable regardless of whether the security interest and/or lien to which another security interest and/or lien is not perfected or is voidable for any reason.

13. RESERVATION OF SECURITY INTERESTS AS AGAINST THIRD PARTIES. Nothing contained in this Agreement is intended to affect or limit in any way the Lien each of the Secured Parties has in or on any or all of the property and assets of any Obligor or third party, whether tangible or intangible, insofar as any Obligor and third parties are concerned. The Secured Parties specifically reserve all respective Lien and rights to assert such Lien as against the Obligors and third parties.

14. REASONABLE NOTICE. In the event that any Secured Party shall be required by the UCC, the Companies Act or any other applicable law to give notice to any other Secured Party of any intended disposition of Collateral, such notice shall be given in accordance with Section 19 hereof and ten (10) days’ notice shall be deemed to be commercially reasonable.

15. LIMITATION OF LIABILITY. Except as provided in this Agreement, the FMN Security Representatives and the RSP Security Representatives shall not have any liability to the other except for its gross negligence or willful misconduct.

16. FURTHER ASSURANCES. Each of the parties hereto shall execute and file all such further documents and instruments, and perform such other acts, as may be reasonably necessary or advisable to effectuate the purposes of this Agreement.

17. INCONSISTENT PROVISIONS. If any provision of this Agreement shall be inconsistent with, or contrary to, any provisions in the First Mortgage Security Documents or the Revolving Loan Documents or any other instrument or agreement delivered in connection with the transactions contemplated thereby, the applicable provision in this Agreement shall be controlling and shall supersede such inconsistent provision to the extent necessary to give full effect to all provisions contained in this Agreement.

18. SEVERABILITY OF PROVISIONS. Any provision of this Agreement that is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability, without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

19. NOTICES. Except as otherwise provided in this Agreement, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing or by telecopy and shall be deemed to have been duly given or made when delivered by hand, or when deposited in the mail, postage prepaid, or, in the case of telecopy notice, when transmitted, transmission confirmed, addressed to the parties hereto at their respective addresses set forth with their signatures hereto or to such other address as may be hereafter notified by the respective parties hereto. Each party hereto further agrees that any notice hereunder may be given on behalf of such party by legal counsel to such party.

20. NO THIRD PARTY BENEFICIARIES. All undertakings, agreements, representations and warranties contained in this Agreement are solely for the benefit of the RSP Security Representatives, the FMN Security Representatives, the Revolving Secured Parties and the First Mortgage Secured Parties and there are no other parties (including, without limitation, the Obligors) who are intended to be benefited in any way by this Agreement. The existence of this Agreement shall not commit or obligate any Secured Party to make loans or extend credit to the Obligors.

21. SUCCESSORS AND ASSIGNS; TRANSFER OF RIGHTS.

(a) This Agreement shall be binding upon and shall inure to the benefit of each Secured Party and its respective successors and assigns.

(b) Each Representative agrees that if such Representative transfers its rights and interests under the Revolving Loan Documents, in the case of the RSP Security Representatives, or the First Mortgage Loan Documents, in the case of the FMN Security Representatives, or any portion thereof, it will, prior to the closing of such transfer, provide the transferee with a copy of this Agreement and each transferee of any such rights and interests shall take such rights and interests or part thereof subject to the provisions of this Agreement and to any notice given or other action taken hereunder prior to the receipt by the other Secured Parties of notice of such transfer.

(c) Promptly after the closing of any transfer of any such rights and interests held by it, each Secured Party shall notify each other Secured Party of such transfer and each Secured Party shall be entitled to assume conclusively that no other Secured Party has transferred any rights and interests under the Revolving Loan Documents or the First Mortgage Documents unless and until such notice is received.

22. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

23. WAIVERS AND AMENDMENTS.

(a) The RSP Security Representatives and the FMN Security Representatives shall, upon request of the other, provide copies of all such modifications, amendments and waivers and copies of all other documentation relevant to the Collateral. Subject to the requirements of this Agreement, each Secured Party may exchange, sell, release, surrender or otherwise deal with any or all of its Collateral, all without in any way compromising or affecting this Agreement.

(b) All modifications, amendments and waivers of this Agreement must be in writing and duly executed by an authorized officer of each party hereto to be binding and enforceable.

24. GOVERNING LAW; THIRD PARTY RIGHTS. This Agreement shall be governed by the laws of the State of New York. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and no other Person, firm, entity or corporation shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.

25. CONSENT TO JURISDICTION. The parties hereto hereby consent to the exclusive jurisdiction of any State or Federal Court located within New York County, State of New York, and irrevocably agree that, subject to the FMN Security Representatives or the RSP Security Representatives election, all actions or proceedings relating to this agreement shall be litigated in such courts. Each party hereto accepts for and in connection with its properties, generally and unconditionally, in any such actions or proceedings the exclusive jurisdiction of the aforesaid courts and waives any defense of forum non conveniens, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, with any judgment subject to rights of appeal in the jurisdictions set forth above.

26. JURY TRIAL WAIVER. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

27. AUTHORITY. Each of the parties represents and warrants to all other parties hereto that the execution, delivery and performance by or on behalf of such party to this Agreement has been duly authorized by all necessary action, corporate or otherwise, does not violate any provision of law, governmental regulation, or any agreement or instrument by which such party is bound, and requires no governmental or other consent that has not been obtained and is not in full force and effect.

28. HEADINGS. The section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

29. CONCERNING THE ADMINISTRATIVE AGENT AND THE TRUSTEE. Notwithstanding anything to the contrary set forth herein, no provision of this Agreement shall require the Administrative Agent or the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of any of its powers, if it shall have reasonable grounds for believing repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

30. SPECIFIC PERFORMANCE. Each of the RSP Security Representatives and the FMN Security Representatives may demand specific performance of this Agreement. Each of the RSP Security Representatives and the FMN Security Representatives hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the FMN Security Representatives or the RSP Security Representatives, respectively.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their proper and duly authorized officers as of the day and year first above written.

CITICORP USA, INC.,
as Administrative Agent

By:	/s/ DAVID JAFFE

Name:	David Jaffe
Title:	Director and Vice President

ADDRESS FOR NOTICES:

388 Greenwich Street, 19th Floor New York, New York 10013 Attention: David Jaffe, Director Telecopy no: (212) 816-2613 E-Mail Address: david.jaffe@citigroup.com

CITIBANK, N.A., LONDON BRANCH,
as RSP Security Trustee

By:	/s/ DAVID JAFFE

Name:	David Jaffe
Title:	Director and Vice President

ADDRESS FOR NOTICES:

388 Greenwich Street, 19th Floor New York, New York 10013 Attention: David Jaffe, Director Telecopy no: (212) 816-2613 E-Mail Address: david.jaffe@citigroup.com

[SIGNATURE PAGE TO ACCESS, USE AND INTERCREDITOR AGREEMENT]

THE BANK OF NEW YORK,
as Trustee

By:	/s/ JOSEPH A. LLORET
Name:	Joseph A. Lloret
Title:	Assistant Treasurer

ADDRESS FOR NOTICES:

101 Barclay Street -8W Northern Corporate Finance Unit New York, NY 10286

THE BANK OF NEW YORK, LONDON BRANCH
as FMN Security Trustee

By:	/s/ JOSEPH A. LLORET

Name:	Joseph A. Lloret
Title:	Assistant Treasurer

ADDRESS FOR NOTICES:

[SIGNATURE PAGE TO ACCESS, USE AND INTERCREDITOR AGREEMENT]

ACKNOWLEDGED BY:

OBLIGORS

CONSTAR INTERNATIONAL INC.

By:	/s/ WILLIAM S. RYMER

Name:
Title:

CONSTAR INTERNATIONAL U.K. LIMITED

By:	/s/ FRANK EDWARD GERGORY

Name:	Frank Edward Gergory
Title:	VP European Operation

CONSTAR INC.

By:	/s/ WILLIAM S. RYMER

Name:
Title:

DT, INC.

By:	/s/ WILLIAM S. RYMER

Name:
Title:

BFF INC.

By:	/s/ WILLIAM S. RYMER
Name:
Title:

CONSTAR FOREIGN HOLDINGS, INC.

By:	/s/ WILLIAM S. RYMER

Name:
Title:

[SIGNATURE PAGE TO ACCESS, USE AND INTERCREDITOR AGREEMENT]